Exhibit 10.1

Form of
Employee Performance Share Agreement

This Employee Performance Share Agreement (the “Agreement”), by and between Envision Healthcare Holdings, Inc., a Delaware corporation (the “Company”), and the Employee whose name is set forth on Exhibit A, is being entered into pursuant to the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and is dated as of the date it is accepted and agreed to by the Employee in accordance with Section 6(r).  Capitalized terms that are used but not defined herein (including Exhibit A) shall have the respective meanings given to them in the Plan.

Section 1.              Grant of Performance Shares.  The Company hereby evidences and confirms its grant to the Employee, effective as of the date set forth on Exhibit A (the “Grant Date”), of the number of Performance Shares as shall be determined pursuant to Exhibit A and Section 2, subject to adjustment pursuant to the Plan.  Each Performance Share that becomes earned and vested in accordance with the terms of this Agreement (including Exhibit A) will entitle the Employee to receive from the Company one (1) share of Company Common Stock (or a cash equivalent) as provided under Section 3 and any dividend equivalents as provided under Section 6(b).  This Agreement is entered into pursuant to, and the Performance Shares granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein.

Section 2.              Vesting of Performance Shares.

(a)           Vesting.  Except as otherwise provided in this Section 2, the Performance Shares shall become vested, if at all, in accordance with the terms and conditions of this Agreement (including, but not limited to, the provisions relating to the earning, vesting and forfeiture of Performance Shares as set forth in Exhibit A) and the Plan, subject to the Employee’s continued employment through the last day of the Performance Cycle (as defined in Exhibit A).  Performance Shares that become earned and vested shall be settled as provided in Section 3.

(b)           Effect of Termination of Employment.

(i)            If the Employee’s employment is terminated by reason of the Employee’s death or Disability, (x) a pro rata amount of the Performance Shares shall immediately be earned and vested as of the effective date of such termination, with such number of Performance Shares to be calculated by applying the provisions of Exhibit A as if the date of such termination were the last day of the Performance Cycle and (y) any Performance Shares that do not vest pursuant to this Section 2(b)(i) shall automatically be forfeited and cancelled as of the effective date of such termination.

(ii)           If the Employee terminates his or her employment after having (x) attained an age of 55 years or more and (y) completed at least 10 years of service as an Employee (a “Retirement”) before the last day of the Performance Cycle, (A) a pro rata amount of the Performance Shares that would have been earned and vested based on actual achievement of the Performance Goal (as defined in Exhibit A) had the Employee been continuously employed through the last day of the Performance Cycle shall vest, as of the last day of the Performance Cycle, with such amount prorated for the portion of the Performance Cycle that lapsed before the Employee’s Retirement and (B) any Performance Shares that do not vest pursuant to this Section 2(b)(ii) shall automatically be forfeited and cancelled as of the end of the Performance Cycle.

(iii)          Any Other Reason.  Except as provided in Section 2(c), upon termination of the Employee’s employment before the last day of the Performance Cycle for any reason other than the Employee’s death, Disability or Retirement, all Performance Shares shall be forfeited and cancelled as of the effective date of such termination.

(c)           Effect of a Change in Control.

(i)            Except as set forth in this Section 2(c) or as otherwise provided by the Administrator, and notwithstanding Section 14.2 of the Plan, a Change in Control that is consummated during the Performance Cycle shall not accelerate the vesting or settlement of the Performance Shares.

(ii)           Notwithstanding anything to the contrary in this Agreement, the Administrator may, in its discretion, adjust the Performance Goal to account for changes resulting from a Change in Control that is consummated during the Performance Cycle, including deeming the Performance Cycle to have concluded on the effective date of the Change in Control and certifying the TSR Percentile Rank at such time.

(iii)          In the event that during the Performance Cycle (x) a Change in Control is consummated and (y) within the 24-month period following the Change in Control the Employee’s employment is terminated by the Company or its Subsidiary without Cause or the Employee terminates his or her employment for Good Reason, (A) a number of Performance Shares equal to the Target Amount (as defined in Exhibit A) shall immediately be earned and vested as of the effective date of such termination of employment and (B) any Performance Shares that do not vest pursuant to this Section 2(c) shall automatically be forfeited and cancelled at such time.

As used herein, “Good Reason” means, unless otherwise specified in the Employee’s employment agreement with the Company or its Subsidiary, the actual occurrence (as opposed to advance notice), without the Employee’s consent, of:  (1) a material adverse change in the reporting line of the Employee from that in effect immediately prior to such change; (2) a material reduction in the Employee’s base salary, unless the Company makes an across the board reduction that applies to all similarly-situated employees; or (3) a relocation of the Employee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; provided, however, in all cases, the Employee must (x) give the Company written notice of the occurrence of the Good Reason event within 30 days of becoming aware of such occurrence, (y) give the Company thirty 30 days to cure such occurrence and (z) terminate his or her employment within 30 days after the expiration of the Company’s cure period.

(iv)          Notwithstanding Section 2(b)(ii), in the event that a Change in Control occurs after the Employee’s Retirement during the Performance Cycle, in the Administrator’s sole discretion, the Company may satisfy its obligations under Section 2(b)(ii) in respect of the Performance Shares by vesting a pro rata amount of the Target Amount as of the effective date of the Change in Control, with such amount prorated for the portion of the Performance Cycle that lapsed before the Employee’s Retirement, and any Performance Shares that do not vest pursuant to this sentence shall automatically be forfeited and cancelled at such time.

(d)           Discretionary Acceleration.  Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Performance Shares, at such times and upon such terms and conditions as the Administrator shall determine.

(e)           No Other Accelerated Vesting.  The vesting provisions set forth in this Section 2 shall be the exclusive vesting and exercisability provisions applicable to the Performance Shares and shall supersede any other provisions relating to vesting, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.

Section 3.              Settlement of Performance Shares.

(a)           Timing and Mechanics of Settlement.  Subject to Section 6(a), any Performance Shares that become vested shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within 30 days following the Administrator’s certification of achievement of the Performance Goal, but no later than March 15th of the calendar year immediately following the Performance Cycle (the “Settlement Date”); provided that, in the case of accelerated vesting of Performance Shares pursuant to Section 2(b)(i) or 2(c), the Settlement Date shall occur on a date selected by the Company that is within 30 days following the vesting of such Performance Shares.  On the Settlement Date, the Company shall electronically issue to the Employee one whole share of Company Common Stock for each Performance Share that became earned and vested as of the Settlement Date, and, upon such issuance, the Employee’s rights in respect of each such Performance Share shall be extinguished.  On or before the Settlement Date, at the Company’s request, the Company and the Employee shall enter into a Subscription Agreement that establishes the rights and obligations of the Company and the Employee relating to any shares of Company Common Stock issued in respect of the Performance Shares, in the form then customarily used by the Company under the Plan for such purpose.  In the event that there are any fractional Performance Shares that became vested, such fractional Performance Shares shall be settled through a cash payment equal to such fraction multiplied by the Fair Market Value of one (1) share of Company Common Stock on the Settlement Date.  No fractional shares of Company Common Stock shall be issued in respect of the Performance Shares.

(b)           Alternative Settlement in Cash.  In lieu of settlement of vested Performance Shares in shares of Company Common Stock, the Company may, in the Administrator’s sole discretion, elect to settle all or a portion of the vested Performance Shares by a cash payment equal to the Fair Market Value as of the Settlement Date of the shares of Company Common Stock that would otherwise have been issued under this Agreement.  Any such cash payment will be paid in accordance with the Company’s normal payroll practices or such other means acceptable to the Company.

Section 4.              Securities Law Compliance.  Notwithstanding any other provision of this Agreement, the Employee may not sell the shares of Company Common Stock acquired upon settlement of the Performance Shares unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.  The sale of such shares must also comply with other applicable laws and regulations governing the Company Common Stock, and the Employee may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

Section 5.              Restriction on Transfer; Non-Transferability of Performance Shares.  The Performance Shares are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise), other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or, with the prior approval of the Company’s General Counsel or the Administrator, estate planning transfers.  Any purported transfer in violation of this Section 5 shall be void ab initio.

Section 6.              Miscellaneous.

(a)           Tax Withholding.  In the event that the Company settles any Performance Shares using Company Common Stock, the Company or one of the Subsidiaries shall require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Performance Shares and the related issuance of shares of Company Common Stock.  Notwithstanding the preceding sentence, if the Employee elects not to remit cash in respect of such obligations, the Company shall retain a number of shares issued in respect of the Performance Shares then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and in such a case the Employee shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)); provided that (x) the number of such shares retained shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations (it being understood that the value of any fractional share of Company Common Stock shall be paid in cash) and (y) the number of shares of Company Common Stock to be issued in respect of Performance Shares shall thereupon be reduced by the number of shares of Company Common Stock so retained.  The method of withholding set forth in the immediately preceding sentence shall not be available if withholding in such manner would violate any financing instrument of the Company or any of the Subsidiaries.  In the event that the Company elects to settle any Performance Shares using cash, the Company shall withhold an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Performance Shares and the related cash payment.

(b)           Dividend Equivalents.  In the event that the Company pays any ordinary dividend in cash on a share of Company Common Stock following the Grant Date and prior to the settlement of the Performance Shares, there shall be credited to the account of the Employee in respect of each outstanding Performance Share an amount equal to the amount of such dividend.  The amount so credited shall be deferred (without interest, unless the Administrator determines otherwise) until the settlement of the Performance Shares and then paid in cash proportionate to the amount of the Performance Shares, if any, that have been earned and vested, but to the extent that any Performance Shares are cancelled a proportionate amount of such accumulated amounts shall be forfeited.

(c)           Authorization to Share Personal Data.  The Employee authorizes the Company or any Affiliate of the Company that has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

(d)           No Rights as Stockholder; No Voting Rights.  The Employee shall` have no rights as a stockholder of the Company with respect to any shares of Company Common Stock covered by the Performance Shares prior to the issuance of such shares of Company Common Stock, except for dividend equivalents provided under Section 6(b).

(e)           No Right to Awards.  The Employee acknowledges and agrees that the grant of any Performance Shares (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company and the Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of the Subsidiaries to offer any Performance Shares in the future.

(f)            No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(g)           Nature of Award.  This award of Performance Shares and any delivery or payment in respect thereof constitutes a special incentive payment to the Employee and shall not be taken into account in computing the amount of salary or compensation of the Employee for the purpose of determining any retirement, death or other benefits under (x) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (y) any agreement between the Company and the Employee, except as such plan or agreement shall otherwise expressly provide.

(h)           Interpretation.  The Administrator shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.  Any determination or interpretation by the Administrator under or pursuant to the Plan, this Agreement (including Exhibit A) or this Award shall be final and binding and conclusive on all persons affected hereby.

(i)            Forfeiture of Awards.  The Performance Shares granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Employee, and is otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(j)            Consent to Electronic Delivery.  By entering into this Agreement and accepting the Performance Shares evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Shares via a Company website or other electronic delivery.

(k)           Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  No provision of this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(l)            Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(m)          Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.

(n)           Applicable Law.  This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(o)           Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this section.

(p)           Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(q)           Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Unless otherwise indicated, section and exhibit references in this Agreement refer to this Agreement.

(r)            Acceptance of Performance Shares and Agreement.  The Employee has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Employee by or on behalf of the Company.  The Employee acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Performance Shares under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan.  The Employee and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Employee’s confirmation, consent, signature, agreement and delivery of this Agreement and the Performance Shares is legally valid and has the same legal force and effect as if the Employee and the Company signed and executed this Agreement in paper form.  The same use of electronic media may be used for any amendment or waiver of this Agreement.

Exhibit A to
Employee Performance Share Agreement

Employee:

Grant Date:	, 201

Target Amount of Performance Shares granted hereby
 (the “Target Amount”):

Performance Cycle:	The three (3)-year period commencing January 1, 201 and ending December 31, 201

1.             Performance Shares.  The number of Performance Shares subject to this Award will be determined in a range of 0% to 150% of the Target Amount, as follows:

TSR Percentile Rank	TSR Multiplier (as a percentage of the Target Amount)
Less than the 25th percentile	0%
25th percentile (i.e., threshold)	25%
50th percentile (i.e., target)	100%
75th percentile or more (i.e., maximum)	150%

The TSR Multiplier for payout above the “threshold” level but below the “target” level of achievement, and above the “target” level but below the “maximum” level of achievement, will be calculated by the Administrator by straight-line interpolation by reference to the TSR Multipliers of the applicable levels.  For the avoidance of doubt, (x) in no event may the TSR Multiplier exceed 150% and (y) all of the Performance Shares will be forfeited if the Company’s performance for the Performance Cycle does not meet or exceed the “threshold” level of achievement.

2.             Performance Goal.

(a)           TSR-Based Performance Goal.  The Performance Shares shall be earned to the extent of the satisfaction of a performance vesting requirement (the “Performance Goal”) based on the Total Shareholder Return of the Company as compared to the respective Total Shareholder Returns of the S&P 1500 Healthcare Companies over the Performance Cycle; provided that in no event shall the Administrator take any action that would constitute “positive discretion” with respect to awards of Performance Shares intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b)           Certification of Achievement Relative to Performance Goal:  As soon as practicable after the end of the Performance Cycle but in any event within 45 days after end of the Performance Cycle, the Administrator shall certify in writing the extent to which the Performance Goal has been achieved.

3.             Definitions.

“S&P 1500 Healthcare Companies” means all of the companies that are listed on the S&P Composite 1500 Health Care Index, including the Company, as of the date on which the Performance Cycle commences, and that remain continuously listed on the S&P Composite 1500 Health Care Index throughout the Performance Cycle; provided that, for the purposes of this Agreement, (i) if two companies in the S&P Composite 1500 Health Care Index merge, the surviving company shall remain in the S&P Composite 1500 Health Care Index, (ii) if a company in the S&P Composite 1500 Health Care Index merges with, or is acquired by, a company that is not in the S&P Composite 1500 Health Care Index, and the company in the S&P Composite 1500 Health Care Index is the surviving company, then the surviving company shall be included in the S&P Composite 1500 Health Care Index and (iii) if a company in the S&P Composite 1500 Health Care Index merges with, or is acquired by, a company that is not in the S&P 500 Healthcare Index, and the company in the S&P Composite 1500 Health Care Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the S&P Composite 1500 Health Care Index.  Notwithstanding the foregoing, if a company in the S&P Composite 1500 Health Care Index ceases to be listed in the Healthcare Sector under the Standard & Poor’s Global Industry Classification Standard (GICS) at any time during the Performance Cycle (including after a merger, acquisition or other business transaction described above), then it shall not be included in the S&P Composite 1500 Health Care Index.

“Total Shareholder Return” means an amount equal to the average of the total return figures as reported on each of the last 30 trading days of the Performance Cycle, and as relating to the three (3)-year period ending on each such date on any such commonly used financial reporting service as the Administrator shall select (with the same such financial reporting service to be used for each of the 30 trading days) for:

(i)            the Company; or

(ii)           any other S&P 1500 Healthcare Company.

In determining Total Shareholder Return at the end of the Performance Cycle, the total return figures for the Company and each other S&P 1500 Healthcare Company shall be compared with the average of the total return figures as reported on each of the 30 trading days occurring immediately before the first day of the Performance Cycle.  The Total Shareholder Return for the Company and each other S&P 1500 Healthcare Company shall include any cash dividends paid on one (1) share of common stock during the Performance Cycle.

“TSR Percentile Rank” means, as determined by the Administrator, in its sole discretion, the percentile ranking (which shall be carried out to two decimal points), from highest to lowest, on the basis of the Total Shareholder Return figures reported by the financial reporting service selected by the Administrator in determining Total Shareholder Return for each of the S&P 1500 Healthcare Companies, including the Company.